UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 3, 2010
INTEGRA BANK CORPORATION
(Exact name of registrant as specified in its charter)

Indiana	0-13585	35-1632155
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21 S.E. Third Street P.O. Box 868 Evansville, Indiana	47705-0868
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (812) 464-9677
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01 REGULATION FD DISCLOSURE
On March 3, 2010, Integra Bank Corporation (the “Company”) announced that its subsidiary, Integra Bank N.A. (“Integra Bank”), had entered into a definitive agreement for the sale of eight of its branches, as well as the sale of a pool of commercial, commercial real estate, and indirect consumer loans to First Security Bank of Owensboro, Inc. (“First Security”).  The Company’s press release relating to these transactions is attached as Exhibit 99(a) and the information set forth therein is incorporated herein by reference and constitutes a part of this report.

The Company expects that these transactions will improve Integra Bank’s tier 1 and total risk based capital ratios by approximately 120 basis points, while increasing its tier 1 leverage ratio by approximately 75 basis points.  The transactions are also expected to increase the Company’s tangible common equity to tangible assets ratio by approximately 55 basis points.

The Company expects the deposit premium to approximate $8.4 million.  First Security will assume the deposits at the branches and acquire other assets including the loans at those branches, real estate and improvements comprising the eight branch locations and a group of loans originated from other Integra offices.  The loans originated from other Integra offices will be acquired at their outstanding principal balance, less a discount.  The loans at the eight branches will be acquired at their outstanding principal balance.  The final deposit premiums and loan discounts will be determined at the closing date and are dependent upon the loan and deposit mix and balances.  All other assets will be sold at their book values.  Both Integra and First Security expect that the transaction will have a minimal impact on the liquidity of either company, as it has been designed to be liquidity neutral, meaning that very little cash will exchange hands.

The Company also reported that the transaction is an additional step in its multi-step strategy it is executing that it expects will improve its capital and liquidity positions, reduce its credit risk and accelerate its return to profitability.  It follows the February 1, 2010 announcement of a sale of three of its Indiana branches to United Community Bank and the February 17, 2010 announcement of a sale of two of its Kentucky branches to The Cecilian Bank.  Both the sales to United Community Bank and The Cecilian Bank also included a group of loans originated from other Integra offices, consisting primarily of commercial real estate loans.  The Company expects to execute additional branch sales in 2010, as well as sales of both non-performing and performing loans, and expects to announce additional agreements for sales in the next 90 days that are expected to provide additional capital and further narrow its operating footprint.

The Company expects that the United Community Bank, The Cecilian Bank and the First Security Bank of Owensboro transactions will, on a combined basis, improve Integra Bank’s tier 1 and total risk based capital ratios by approximately 180 basis points, while increasing its tier 1 leverage ratio by approximately 115 basis points.  The transactions are also expected to increase the Company’s tangible common equity to tangible assets ratio by approximately 80 basis points.   The final impact will be determined in part by the loan and deposit balances transferred at the closing date.

The information in this Current Report on Form 8-K, including the attached exhibit, is being furnished to the Securities and Exchange Commission and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended. Furthermore, the information contained in this Current Report on Form 8-K shall not be deemed to be incorporated by reference into any registration statement or other document filed with the Securities and Exchange Commission by the Company.

   This report contains statements about the proposed sale of Integra Bank branch offices and other assets to First Security Bank of Owensboro, Inc. and the impact on both Integra Bank and First Security Bank. These statements are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations, forecasts and assumptions that are subject to risks, uncertainties and other factors that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, the satisfaction of customary closing conditions set forth in the various agreements between the parties, including the receipt of regulatory approval.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
(c) Exhibit

99(a)    Press Release, dated March 3, 2010, issued by the Company.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 3, 2010

INTEGRA BANK CORPORATION
By:	/s/ Michael B. Carroll
Michael B. Carroll
Chief Financial Officer

INDEX TO EXHIBIT

Exhibit No.	Description

99 (a)	Press Release, dated March 3, 2010